Exhibit 99.1

FOR IMMEDIATE RELEASE

Advanced Medical Optics, Inc. Announces Proposed Private Offering of Convertible Senior Subordinated Notes

SANTA ANA, Calif., Jun 18, 2003 (BUSINESS WIRE) —

Advanced Medical Optics, Inc. (NYSE:AVO) (AMO), today announced that it intends to offer, subject to market conditions and other factors, $100 million of convertible senior subordinated notes, plus up to an additional $15 million of notes subject to the initial purchasers’ option. The notes will be unsecured senior subordinated obligations of AMO and will be guaranteed on a senior subordinated basis by AMO Holdings, LLC, a wholly owned subsidiary of AMO.

The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. AMO intends to use up to approximately $82 million of the net proceeds of the offering to repurchase up to $75 million of its outstanding 9 1/4% senior subordinated notes due 2010 pursuant to a cash tender offer and the remainder for general corporate purposes. The actual amount used in the tender offer will depend on the number of tenders received by AMO and may vary from the above amount. If the net proceeds are not used to repurchase senior subordinated notes as intended, AMO expects to deposit 70% of the net proceeds into a cash collateral account to be used to repay other indebtedness as required under its senior credit facility.

The notes, which will be convertible into shares of AMO’s common stock upon specified events, will be due in 2023 and will pay interest semi-annually. Holders of the notes can require AMO to repurchase the notes on certain dates in 2008, 2013 and 2018 and upon the occurrence of specified events. AMO will have the right to redeem the notes for cash after a specified date in 2008.

The notes and the shares of common stock issuable on conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Advanced Medical Optics

Advanced Medical Optics, Inc. (AMO) is a global leader in the development, manufacturing and marketing of ophthalmic surgical and eye care products. The Company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands as PhacoFlex®, Clariflex®, Array® and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system and the Amadeus™ microkeratome. Products in the eye care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known eye care product brands the Company possesses are Complete®, Blink-N-Clean®, Consept F®, Consept 1 Step®, Oxysept 1 Step®, Ultracare®, Ultrazyme®, Total Care® and blink™. Amadeus is a licensed product of, and a trademark of, SIS, Ltd.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,000 worldwide. The Company has operations in about 20 countries and markets products in approximately 60 countries. For more information, visit the Company’s web site at www.amo-inc.com or you can contact the AMO Investor Relations Department by calling 714/247-8348.

Forward-Looking Statements

This press release contains forward-looking statements about AMO that involve risks and uncertainties, including those relating to whether or not AMO will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, the anticipated use of proceeds of the offering and the risks detailed in AMO’s periodic filings with the Securities and Exchange Commission. All forward-looking statements in this press release are based on estimates and assumptions and represent AMO’s judgment only as of the date of this press release. Actual results may differ materially from current expectations. AMO disclaims any intent or obligation to update these forward-looking statements.